EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of the 2nd day of March, 2010 (the "Effective Date"), by arid between Bovie Medical Corporation, a corporation organized and existing under the laws of the State of Delaware with offices at 5115 Ulmerton Road, Clearwater, Florida 33760 (the "Company") and Leonard Keen, a resident of Seminole County, Florida, whose address is 417 Willowbrook Lane, Longwood, Florida 32779 (the "Employee"), and has been approved by the Company's Board of Directors.

WITNESSETH:

WHEREAS, the Company is a Delaware corporation existing and authorized to do business in the State of Florida at the address first stated above;

WHEREAS, the Company is desirous of securing Employee's services on an ongoing basis and Employee is willing to provide such services; and

WHEREAS, the Employee is well-known to the Company as Employee has provided consulting and/or legal services to the Company for nearly ten (10) years.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1) EMPLOYMENT OF EMPLOYEE: The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept said employment, pursuant to the terms and conditions of this Agreement.

2) DUTIES: The Employee shall render, as an employee, professional services as Vice-President & General Counsel, reporting to the Company's Chief Operating Officer, and shall perform such additional duties as may reasonably be assigned to the Employee by the Board of Directors of the Company. The Employee agrees to devote four (4) business days per week to the performance of his duties, except for customary vacations and reasonable absences due to illness or other incapacity, and to perform all of his duties to the best of his professional ability and to comply with such reasonable policies, standards and regulations of the Company as are from time to time established in writing by the Board of Directors. Nothing contained herein shall be construed so as to prohibit or prevent the Employee from engaging in any outside teaching or business activities as long as such activities do not conflict or interfere with the adequate performance of his duties hereunder. Company acknowledges and approves of Employee continuing to operate, during the Term of this Agreement, his law practice and/or other endeavors, subject to the condition set forth in the preceding sentence.

3) TERM: The initial term of employment under this Agreement shall commence on the Effective Date and shall continue for a self-renewing period of three (3) years (the "Term") thereafter unless terminated pursuant to Section 11 (TERMINATION OP EMPLOYMENT), below. At the end of each year during the Term, the Term shall be automatically extended by an additional year unless the Company provides the Employee with advanced written notice of non-renewal of this Agreement of at least one (1) year and one (1) day (the "Non-Renewal Notice").

4) PLACE OF EMPLOYMENT: Initially, the Employee will reside and work from his home in Longwood, Florida, and, upon reasonable notice from the Company, shall be available for up to five (5) nights per calendar month to work at the Company in Clearwater, Florida. Subject to the terms of Section 5 (COMPENSATION), below, the Employee agrees to work at the Company five (5) business days per week, starting no later than January 1, 2011. At least thirty (30) days prior to such transition by the Employee, as set forth in Employee's written notice to the Company, the Company shall pay the Employee a lump sum payment sufficiently grossed up to account for Employee's applicable payroll/income taxes to yield an after-tax, net payment of Fifty Thousand Dollars ($50,000).

5) COMPENSATION: For Employee's services rendered hereunder, the Company shall pay the Employee (i) an annual base salary of not less than One Hundred and Fifty Thousand Dollars ($150,000.00) while Employee works four (4) business days per week and an annual base salary of not less than One Hundred and Eighty-Seven Thousand and Five Hundred Dollars ($187,500.00) commencing when the Employee starts to work five (5) business days per week at the Company in Clearwater, Florida (as applicable, the "Base Salary"), payable in equal weekly installments; (ii) bonuses as shall be determined from lime to time by the Board of Directors in its discretion; (iii) annual Seven And One-Hall Percent (7.5%) increases in Base Salary, subject to review and adjustment by the Board of Directors, but in any case comparable increases as received by the other members of executive management and (iv) an immediate grant of One Hundred Thousand (100,000) options for restricted shares of Company common stock (symbol AMEX:BVX)(the "Options"), as set forth in the attached Stock Option, which is incorporated herein by reference. The Options shall be subject to (x) a vesting period of Seven (7) years from the Effective Date of this Agreement, with annual vesting, in equal portions, for each of the Seven (7) years, (y) a strike price of the Options established on even date herewith and (z) full and complete accelerated vesting of all remaining unvested Options (if any) upon the occurrence of a Non-Renewal Notice, a Termination Without Cause or a Change-in-Control Event as set forth in Section 11 (TERMINATION OF EMPLOYMENT), below. Notwithstanding any term or clause herein relating to Base Salary, the same percent adjustment in Base Salary as shall apply to all other members of executive management whether as part of a cost-saving program for the Company or otherwise, shall apply to the Employee.

6) VACATION/SICK: The Company agrees that the Employee shall receive vacation, with full pay, of Three (3) weeks (Fifteen (15) working days) during each year of the Term, subject to any increases to which Employee becomes eligible based on years of service or otherwise. The scheduling of any vacation shall be coordinated with the Company so that the staffing needs of the Company are met to the extent reasonably possible. The Employee may be entitled to such further paid vacation as is approved in writing by the Board of Directors of the Company. The Company shall pay the Employee for all unused vacation upon any expiration or termination of this Agreement. The Employee shall be granted sick time and other paid lime off, and may use the same, in accordance

Employment Agreement - Leonard Keen                                                                                                                                Page 2 of 7

with the Company policy, as amended, as applicable to other executive management of the Company.

7) REIMBURSEMENT OF BUSINESS EXPENSES: The Company agrees to pay, either directly or indirectly by payment to the Employee, for all of the Employee's approved entertainment, travel and miscellaneous business expenses incurred by him during the course of his employment. Employee shall he entitled, on each business-related travel, to coach airline tickets on domestic travel and business class airline tickets on international travel, and a full-size or larger rental automobile. Additionally, the Company shall provide Employee with expense reimbursements at least comparable with Company's past practices with Employee while he was an outside contractor. The Company acknowledges and accepts that Employee has physical limitations that are well-known to the Company's management, which severely limit Employee's ability to travel. The Company shall reimburse the Employee for his own cellular phone plan expense or, at his election, provide him with a Company cellular phone and voice/data service. As a prerequisite to any payment or reimbursement by the Company for business expenses, the Employee shall submit receipts of all such expenses to the Company, and the Company's obligation to effect payment or reimbursement of such expenses shall be only to the extent of such receipts.

8) ADDITIONAL BENEFITS: If the Employee elects such coverage, the Company shall provide (and subsidize the Company-standard portion of the cost of) group medical and dental insurance for the Employee and his dependents, under the Company's group insurance program and plan. Further, the Company shall obtain and pay for One Hundred Percent (100%) of the premiums for group term life insurance in the amount of Fifty Thousand Dollars ($50,000.00), and long-term disability insurance, under insurance programs and plans applicable to the other members of the Company's executive management. Notwithstanding anything herein to the contrary, the Employee shall be entitled to receive all of the other benefits established for the employees of the Company including, without limitation, those other benefits set forth in the Company's Employee Handbook, as amended.

9) PROPERTY DEFINED: The Employee understands and agrees that all Company files, customer files, legal files, legal research files, form files, forms, examples, samples, and all briefs and memoranda, and other work product are the sole and exclusive property of the Company; and the same shall remain in the possession of the Company and shall constitute the property of the Company. The Employee shall not remove, photocopy, photograph or in any other manner duplicate or remove said property of the Company, except to the extent necessary to perform his duties hereunder. The Company acknowledges and agrees that legal work product previously prepared and provided by Employee does not constitute Company's sole and exclusive property.

10) DISPOSITION OF PROPERTY UPON TERMINATION OF EMPLOYMENT: In the event Employee's employment with the Company is terminated, the Employee agrees and understands that all files and all customers of the Company are the sole and exclusive property of the Company, and the Employee shall have no right, title or interest in the same, subject to the proviso set forth at the end of Section 9 (PROPERTY DEFINED), above.

Employment Agreement - Leonard Keen                                                                                                                                Page 3 of 7

11) TERMINATION OF EMPLOYMENT: The employment of the Employee may only be terminated as follows:

a) By the death of the Employee ("Termination Upon Death"); in such case, the Company shall pay the Employee's beneficiaries (as designated in writing by Employee) a lump sum payment equal to the total of the compensation and benefits set forth in Section 5 (COMPENSATION), Section 6 (VACATION/SICK), Section 7 (REIMBURSEMENT OF BUSINESS EXPENSES), and Section 8 (ADDITIONAL BENEFITS), above, due the Employee, prorated through and including the date of termination.

b) By the Employee, at any time upon at least thirty (30) days prior written notice to the Company; and the Company shall pay the Employee a lump sum payment equal to the total of compensation and benefits set forth in Section 5 (COMPENSATION), Section 6 (VACATION/SICK), Section 7 (REIMBURSEMENT OF BUSINESS EXPENSES), and Section 8 (ADDITIONAL BENEFITS), above, due the Employee, prorated through and including the date of termination.

c) By the Company, without cause, with the majority approval of the Board of Directors of the Company, at any time upon at least thirty (30) days prior written notice to the Employee ("Termination Without Cause"), subject to the terms set forth in subparagraph (d), below.

d) If the Company (i) imposes a Termination Without Cause, (ii) provides Employee with a Non-Renewal Notice, (iii) fails to meet its obligations to the Employee on a timely basis, or (iv) undergoes a change in the control of the Company (a "Change-in-Control Event")1, the Employee may elect to terminate this Agreement upon at least thirty (30) days prior written notice to the Company. If any of the preceding events (i), (ii), (iii) or (iv) occurs, and the Employee provides Company with at least thirty (30) days advance written notice, the Company shall pay the Employee a lump sum severance equal to three (3) times the compensation and benefits set forth in Section 5 (COMPENSATION), Section 6 (VACATION/SICK), Section 7 (REIMBURSEMENT OF BUSINESS EXPENSES), and Section 8 (ADDITIONAL BENEFITS), above, then in effect, as well as any other sums, which may be due under the terms hereof Employee shall not have to account for other compensation from other sources or otherwise mitigate his damages due to termination pursuant to Section 11 (TERMINATION OF EMPLOYMENT).

e) By the Company, if during the Term the Employee violates the provisions of Section 12(u) (NONCOMPETITION AND PRESERVATION OF NON-TRADE SECRET PROTECTABLE BUSINESS INTERESTS) hereof and the Employee fails to cure said violation within a period of twenty (20) days after Employee receives Company's written notice thereof, or is found guilty in a court of law of any crime of moral turpitude ("Termination for Cause").

Employment Agreement - Leonard Keen                                                                                                                                Page 4 of 7

1 For purposes hereunder, a "Change-in-Control Event" shall include, but not be limited to, the occurrence of a third party acquiring all or substantially all of the assets of the Company or acquiring such a number of shares of Company common stock or acquiring such other means and rights, so as to control the direction or affairs of the Company or the replacement of management, regardless of whether such control or replacement is actually exercised.

12)           NON-COMPETITION AND PRESERVATION OF NON-TRADE SECRET PROTECTABLE BUSINESS INTERESTS: (u) Upon a Termination for Cause or a Non-Renewal Notice, and for twelve (12) months thereafter, the Employee shall not, without the express written consent of the Company, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate in any manner in a business, which competes with the Company within the geographic areas where the Company and/or the Employee conducted business during the twenty-four (24) month period directly preceding his/her Termination for Cause or Non-Renewal Notice.

(ii)           Furthermore, during the Term of this Agreement and for a period of twelve (12) months thereafter (except for a termination by Employee under Section 11(d)(iii), above), Employee:

a) Shall not use or disclose any Confidential Information to any person or entity without the written authorization of the Company. Confidential Information includes, but is not limited to, non-public information concerning Company’s customers; pricing information and methods; training and operational procedures; advertising, marketing, and sales information; financial information; and other data, concepts, strategies, methods, procedures or other confidential information that is not a trade secret as defined by Florida Statute Section 688.002 (2009), as amended;

b) Shall not solicit, directly or indirectly, any then-existing customer with whom the Company has had a substantial commercial relationship;

c) Shall not hire, recruit or attempt to recruit any person employed by the Company at the time of the Employee's termination of employment with the Company for any person or business entity, which competes or plans to compete with the Company;

d)           Shall not adversely affect the Company's customer goodwill associated with (1) an ongoing business by way of tradename, trademark, service mark, trade dress and the like; (2) a specific geographic location; or (3) a specific marketing or trade area; and/or

e) Shall not use extraordinary or specialized training (unrelated to the practice of law) received from the Company and pertaining specifically and uniquely to the business of the Company in a manner, which competes with the Company.

This Non-Competition and Protection of Non-Trade Secret Protectable Business Interest provision is expressly intended to benefit the Employer, its successors and assigns (the "Third Party Beneficiaries") and the Company and the Third Party Beneficiaries are expressly authorized to enforce this provision.

Employee agrees that the precise value of the covenants in this Section 12 (and in Section 13, below) are so difficult to evaluate that no accurate measure of liquidated damages could possibly be established and that, in the event of a breach or threatened breach, the Company is entitled to temporary and permanent injunctive relief restraining Employee from such breach or threatened breach. In the event that any covenants made in this Section shall be more restrictive than permitted by applicable law, such covenants shall be limited to the extent which is so permitted.

Employment Agreement - Leonard Keen                                                                                                                                Page 5 of 7

consolidated or which may acquire all or substantially all of the Company's assets through sale, lease, liquidation or otherwise. The rights and benefits of Employee are personal to him and no such rights or benefits shall be subject to assignment or transfer by Employee.

18)           GOVERNING LAW: This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida. The prevailing party to any dispute arising from or related to this Agreement shall be entitled to recovery of its reasonable attorneys' fees and court costs from the other party hereunder.

19)           ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreement pertaining to the subject matter hereof, and there are no other agreements between the parties except as set forth herein.

20)           AMENDMENT AND MODIFICATION: All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective on the day and year first above written.

COMPANY: Bovie Medical Corporation	EMPLOYEE: Leonard Keen

/s/ Moshe Citronowicz	/s/ Leonard Keen
Moshe Citronowicz, COO & EVP	Leonard Keen

Signed and Sealed in the Presence of:
/s/ Vera McElroy	/s/ Vera McElroy
Witness: Vera McElroy	Witness: Vera McElroy

Employment Agreement - Leonard Keen                                                                                                                                Page 7 of 7